Exhibit 10.10

PROMISSORY NOTE

Mr. Peter Sanders

Principal Sum: $US10,000

#107 – 2428 W. 1st Ave

Vancouver, BC, V6K 1G6

(the “Creditor”)

FOR VALUED RECEIVED on the 26th day of March, 2003 (“The Effective Date”), the sufficiency of consideration which is hereby acknowledged, Surge Technologies Corp. (the “Debtor”), of Suite 14 – 700 58th Avenue, S.E., Calgary, Alberta, T2H 2E2, does hereby promise to pay on or before March 26th, 2004 (the “Term”) to, or the order of, the Creditor, the principal sum of $US10,000 together with the interest calculated at 10% per annum thereon (the “Debt”).  Interest will begin accruing as of the Effective Date and will be calculated for each month in respect of the principal sum outstanding at the end of that month. The Debt will be payable on demand at the end of the Term.  If the interest is not paid by the Debtor within 10 days of the end of the Term, it will be added to and form part of the principal sum.

The Debtor hereby waives presentment, protest, notice of protest and notice of dishonor.

Collateral

The Debtor hereby agrees this promissory note is collateralized against the general assets of the Debtor.

Indemnification

The Debtor hereby agrees to indemnify the Creditor for any and all costs or fees that may be incurred by the Creditor in enforcing repayment (for example, legal fees) of the Debt after it has become due and payable and a demand for repayment has been made.

Assignability

This note is not assignable.

Address for Service

Payments made or notices given by a party hereto must be given to the other party at its address appearing above (or such other address as that party may have provided in writing).

Dated effective as of the 26th day of March, 2003.

Surge Technologies Corp.

By its authorized signatory:

/s/Gordon McPhedran

/s/ Peter Sanders

Gordon McPhedran - CEO

Mr. Peter Sanders